As filed with the Securities and Exchange Commission on January 28, 2003
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-2101930 (I.R.S. Employer Identification No.)

4901 Glenwood Avenue Raleigh, North Carolina (Address of Principal Executive Offices)	27612 (Zip Code)

High Street Corporation
Management Stock Option Plan

High Street Corporation
Non-Employee Director Stock Option Plan

Capital Bank Corporation
Equity Incentive Plan
(Full title of the plans)

James A. Beck, President and Chief Executive Officer
Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, North Carolina 27612
(Name and address of agent for service)

(919) 645-6400
(Telephone number, including area code, of agent for service)

Copy to:
John L. Jernigan, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 First Union Capitol Center
Raleigh, North Carolina 27601
(919) 821-1220

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share: Shares subject to outstanding options granted under the High Street Corporation Management Stock Option Plan and assumed by the registrant	81,274 shares	$12.62	$1,025,678	$94.36	(2)

Common Stock, no par value per share: Shares subject to outstanding options granted under the High Street Corporation Non-Employee Director Stock Option Plan and assumed by the registrant	64,124 shares	$10.79	$691,898	$63.65	(3)

Common Stock, no par value per share: Shares subject to grant under the Equity Incentive Plan of the Registrant	250,000 shares	$13.55	$3,387,500	$311.65	(4)

Totals:	395,398 shares	$12.91	$5,104,588	$469.62

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this registration statement has been divided into three subtotals.
(2)
Pursuant to Rule 457(h), the registration fee is based upon a price per share of $12.62, the weighted average exercise price of the options to purchase 81,274 shares, on an as-converted basis, outstanding under the High Street Corporation Management Stock Option Plan and assumed by the registrant.

(3)
Pursuant to Rule 457(h), the registration fee is based upon a price per share of $10.79, the weighted average exercise price of the options to purchase 47,901 shares, on an as-converted basis, outstanding under the High Street Corporation Non-Employee Director Stock Option Plan and assumed by the registrant.

(4)
Pursuant to Rule 457(c) and (h), the registration fee is based upon a deemed offering price of $13.55 per share, the closing price for the Common Stock of the registrant on January 24, 2003, as reported on the Nasdaq Stock Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents have been filed by the registrant with the Securities and Exchange Commission and are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(c)	Current Reports on Form 8-K filed January 29, 2002 (as amended by Form 8-K/A filed January 30, 2002), May 2, 2002 and December 16, 2002; and

(d)	The description of the Company’s common stock contained in its Registration Statement on Form S-4 (Reg. No. 333-73268) filed November 13, 2001.

All documents filed by the registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this registration statement except as so modified, and any statement so superseded shall not be deemed to constitute part of this registration statement.

Item 6.  Indemnification of Directors and Officers

North Carolina law permits a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with the statute. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, North Carolina law permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Capital Bank Corporation provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of Capital Bank Corporation, or at the request of Capital Bank Corporation serve as officers, directors, agents, partners, trustees, administrators or employees of any other foreign or domestic entity. Accordingly, Capital Bank Corporation may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.

In addition, North Carolina law requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

Finally, North Carolina law provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by North Carolina law to indemnify such party. Capital Bank Corporation has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify Capital Bank Corporation and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article 5 of Capital Bank Corporation’s Articles limits the personal liability of a director for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Capital Bank Corporation or otherwise, provided that such limitation will not apply to (1) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Capital Bank Corporation, (2) any liability for unlawful distributions under Section 55-8-33 of the North Carolina General Statutes, or (3) any transaction from which the director derived an improper personal benefit.

Item 8.  Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on January 28, 2003.

CAPITAL BANK CORPORATION

By:	/s/ James A. Beck
James A. Beck President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Beck and Allen T. Nelson, Jr. and each of them, each with full power to act without the other, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on January 27, 2003 in the capacities indicated.

Signature	Title

/s/ James A. Beck James A. Beck	President, Chief Executive Officer and Director

/s/ Allen T. Nelson, Jr. Allen T. Nelson, Jr.	Executive Vice President, Secretary and Chief Financial Officer

/s/ William C. Burkhardt William C. Burkhardt	Director

/s/ William R. Gilliam William R. Gilliam	Director

/s/ Robert C. Jones Robert C. Jones	Director

/s/ Oscar A. Keller, Jr. Oscar A. Keller, Jr.	Director

/s/ O. A. Keller, III O. A. Keller, III	Director

/s/ Charles A. LeGrand Charles A. LeGrand	Director

/s/ James D. Moser James D. Moser	Director

/s/ Carl H. Ricker, Jr. Carl H. Ricker, Jr.	Director

/s/ Samuel J. Wornom, III Samuel J. Wornom, III	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1(1)	Articles of Incorporation of Capital Bank Corporation
4.2(1)	Bylaws of Capital Bank Corporation
4.3(1)	Specimen Stock Certificate of Capital Bank Corporation
5	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in the opinion submitted as Exhibit 5 hereto)
23.2	Consent of PricewaterhouseCoopers LLP
24	Power of Attorney (included as part of the signature page)

(1)
Incorporated by reference to Capital Bank Corporation’s Registration Statement on Form S-4 (Reg. No. 333-65853) filed with the Securities and Exchange Commission on October 19, 1998, as amended November 10, 1998, December 21, 1998 and February 8, 1999.